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                                                                       EXHIBIT 5

                             [OFFICEMAX LETTERHEAD]

                                December 30, 1999


OfficeMax, Inc.
3605 Warrensville Center Road
Shaker Heights, Ohio 44122

Ladies and Gentlemen:

         I am the duly elected Senior Vice President, General Counsel of OfficeMax, Inc., an Ohio corporation (the "Company"), and am familiar with its corporate affairs. This opinion is being delivered in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") being filed under the Securities Act of 1933 (the "Act") relating to the registration of Deferred Compensation Obligations (the "Obligations") of the Company for issuance under the OfficeMax, Inc. Executive Savings Deferral Plan (the "Plan").

         In connection with the foregoing, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as the basis for the opinions set forth herein, including the Registration Statement and the Plan.

         I am admitted to the Bar of the State of Ohio and this opinion is limited to matters of Ohio law and federal law. Accordingly, I express no opinion as to the law of any other jurisdiction. Please be advised that I own 4,727 restricted common shares of the Company and options to acquire an additional 150,000 common shares.

         Based on such examination, I am of the opinion that the Obligations, when issued in accordance with the Plan, will be valid and binding obligations of the Company, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and subject to general equity principles.

         I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Act or the rules and regulations issued thereunder.

                                Very truly yours,

                                /s/  Ross H. Pollock

                                Ross H. Pollock
                                Senior Vice President,
                                General Counsel